Exhibit 10.9

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is made as of January 20, 2017 (“Effective Date”) by and between North River II LLC, a Delaware limited liability company (“Landlord”), with an address of 224 12th Avenue, New York, NY 10001 and NextBiome, Inc., a Delaware corporation, K.N.A. Finch Therapeutics, Inc., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant have entered into a Lease dated December 21, 2015 (“Prime Lease”), whereby Tenant leased 25,785 square feet of leased space located on the 4th floor of the building located at 200 Inner Belt Road, Somerville, Massachusetts (the “Building”) as more particularly described in the Prime Lease;

WHEREAS, the Initial Lease Term is from September 11, 2016 until September 30, 2026;

WHEREAS, the parties wish to amend the Prime Lease to expand the Leased Premises to include approximately 10,500 rentable square feet on the first floor which consists of approximately 1,730 rentable square feet on the first floor (“First Additional Premises A”) and approximately 8,770 rentable square feet on the first floor (“First Additional Premises B”). First Additional Premises A and First Additional Premises B shall be collectively defined as “November 2016 First Additional Premises”;

WHEREAS, capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Prime Lease;

NOW THEREFORE, for good and valuable consideration and ten ($10.00) dollars, including the mutual covenants contained in the Prime Lease, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Prime Lease as follows:

1. Leased Premises. As of the Effective Date, the Leased Premises is expanded to include the November 2016 First additional Premises. As of the Rent Commencement Date for the First Additional Premises A, Tenant’s Proportionate Share shall be increased to 14.76%. As of the Rent Commencement Date for the First Additional Premises B, Tenant’s Proportionate Share shall be increased to 19.47%.

2. Plan of Premises. The November 2016 First Additional Premises is depicted on Exhibit B-2 and B-3 attached hereto, such attachments to be incorporated into the Prime Lease.

3. Landlord Improvements November 2016 First Additional Premises.

First Additional Premises A:	Landlord shall demise the suite per a mutually agreed upon plan (“Initial Demising Work”) as indicated on the list attached hereto as Exhibit B-4 such attachment to be incorporated into the Prime Lease, while leaving the existing vapor barrier in-place along the window line. The Initial Demising Work shall be completed at Landlord’s sole cost and expense and any funds necessary to complete such work shall be exclusive of and in addition to the $51,900.00 improvement budget described below. Such construction will be managed by Landlord and completed in accordance with all applicable laws, codes and ordinances, including but not limited to, applicable fire codes, and shall be constructed using building standard materials and finishes.

Landlord shall then construct and deliver the First Additional Premises A to Tenant on a “turn-key” basis based on a mutually agreed upon plan and the $51,900.00 Landlord contribution to the improvement budget. Such construction will be managed by Landlord, Landlord shall provide Tenant with an estimated budget for the delivery of the First Additional Premises A in accordance with the mutually agreed upon plan prior to the commencement of any construction work. Upon approval by Tenant of the construction budget, such approval not to be unreasonably withheld, Landlord shall diligently pursue completion of the agreed upon improvements. Landlord shall pay the costs incurred in connection with the construction and delivery of the First Additional Premises A in accordance with the mutually agreed upon plan, up to a total of the construction budget including the $51,900.00 contribution. Tenant shall be responsible to pay any costs incurred in connection with the construction and delivery of the First Additional Premises A in accordance with the mutually agreed upon plan above the $51,900.00 Landlord contribution within fifteen (15) days of Landlord providing Tenant with an invoice. There shall be a 5% construction management fee paid to Landlord’s construction management team, such fee to be based upon the actual costs of improvements constructed. Landlord shall consult with Tenant during construction and in the event of any costs exceeding the agreed upon budget or delays, provide reasonable opportunity for Tenant to review documentation or submissions from Landlord’s contractors or subcontractors in connection with the same. If the plan review by Landlord and/or the construction budget based thereon, indicates that the cost is above the $51,900.00 contribution to the improvement budget Tenant will within fifteen (15) days of written notice of such increased improvement budget provide Landlord with the additional costs so that Landlord may proceed with the construction to its conclusion in a reasonable manner excluding delays for force majeure and unforeseen occurrences.

First Additional Premises B:	Landlord shall deliver First Additional Premises B to Tenant demised, in “shell” condition, with vapor barrier removed (“Landlord’s Premises B Work”). Tenant shall then manage the construction and build out of the First Additional Premises B. Landlord shall provide Tenant with an Improvement Allowance of $350,800.00 for 8,770 rentable square feet. Tenant shall be reimbursed by Landlord for its costs incurred during construction within fifteen (15) days from Tenant’s submission of written invoices from its contractors and subcontractors to Landlord with partial lien waivers pertaining to the work to be reimbursed. Upon exhaustion of the Improvement Allowance $350,800.00, Tenant will then fund the amount rive the Improvement Allowance of $350,800.00 for the First Additional Premises B so that the construction may proceed to its conclusion in a reasonable manner, excluding delays for force majeure and unforeseen occurrences. Within fifteen (15) days of the issuance of a certificate of occupancy for the First Additional Premises B, Tenant shall provide Landlord with a commercially reasonable Architect’s Certificate relating to the improvements constructed at the First Additional Premises B. Tenant shall manage construction of the improvements in connection with the First Additional Premises B. The work in Exhibit C shall be a part of the Tenant build out of the First Additional Premises B.

4. Term. The term for the November 2016 First Additional Premises shall commence on Effective Date and be coterminous with the Prime Lease.

5. Basic Monthly Rent. The Basic Monthly Rent for the First Additional Premises A shall be:

First Additional Premises A - 1,730 Sf.

Lease Year	Rent/Sq. Ft.	Minimum Annual Rent	Basic Monthly Base Rent
1*	$32.50	$56,225.00	$4,685.42
2	$33.50	$57,955.00	$4,829.58
3	$34.50	$59,685.00	$4,973.75
4	$35.50	$61,415.00	$5,117.92
5	$36.50	$63,145.00	$5,262.08
6	$37.50	$64,875.00	$5,406.25
7	$38.50	$66,605.00	$5,550.42
8	$39.50	$68,335.00	$5,694.58
9	$40.50	$70,065.00	$5,838.75
10	$41.50	$71,795.00	$5982.92

The Basic Monthly Rent for the First Additional Premises B shall be:

First Additional Premises B - 8,774 Sf.

Lease Year	Rent/Sq. Ft.	Minimum Annual Rent	Basic Monthly Base Rent
1*	$34.50	$302,565.00	$25,213.75
2	$35.50	$311,335.00	$25,944.58
3	$36.50	$320,105.00	$26,675.42
4	$37.50	$328,875.00	$27,406.25
5	$38.50	$337,645.00	$28,137.08
6	$39.50	$346,415.00	$28,867.92
7	$40.50	$355,185.00	$29,598.75
8	$41.50	$363,955.00	$30,329.58
9	$42.50	$372,725.00	$31,060.42
10	$43.50	$381,495.00	$31,791.25

*

The Rent Commencement Date for First Additional Premises A shall be upon substantial completion of Landlord Work’s for the First Additional Premises A. The Rent Commencement Date for the First Additional Premises B is July 1, 2017, Rent is payable at Landlord’s address of 224 12th Avenue New York, New York 10001 in accordance with the terms of the Prime Lease.

6. Additional Security Deposit. The Additional Security Deposit for the November 2016 First Additional Premises shall be One Hundred Forty Nine Thousand Four Hundred Ninety-Five and 85/100 Dollars ($149,495.85) cash or letter of credit. The Additional Security Deposit shall be reduced to One Hundred Nineteen Thousand Five Hundred Ninety Six and 68/100 Dollars ($119,596.68) after Lease Year 1 provided there are no uncured Tenant defaults. The Security Deposit shall be reduced to Fifty Nine Thousand Seven Hundred Ninety Eight and 34/100 Dollars ($59,798.34) after Lease Year 2 provided there are no uncured Tenant Defaults. Fifty Nine Thousand Seven Hundred Ninety Eight and 34/100 Dollars ($59,798.34) shall continue to be held by Landlord through the remainder of the Term.

7. Modification of Exhibit G. Exhibit G shall be modified to add a Termination Payment of Two Hundred Three Thousand Six Hundred Six and 75/100 Dollars ($203,606.75) for the November 2016 First Additional Premises. One Hundred One Thousand Eight Hundred Three and 37/100 Dollars ($101,803.37) to be delivered with the Termination Notice and One Hundred One Thousand Eight Hundred Three and 38/100 Dollars ($101,803.38) to be delivered 180 days prior to the Termination Date.

8. Use of November 2016 First Additional Premises. The use of the November 2016 First Additional Premises shall be legally permitted general office, laboratory, R & D and Storage uses as well as light manufacturing for pharmaceuticals in support of the permitted use.

9. Ratification. The Prime Lease is hereby ratified and confirmed and, as modified by this First Amendment, shall remain in full force and effect.

10. Counterparts, Etc. This First Amendment shall not be effective unless and until execution and delivery thereof by both Landlord and Tenant. This First Amendment may be executed in counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Executed copies of this First Amendment may be delivered by facsimile or email.

11. Brokerage. Tenant represents and warrants that Tenant has only dealt with Lincoln Property Group and Landlord represents and warrants it has only dealt with Cushman & Wakefield. Tenant and Landlord warrant and respect that neither has negotiated with any broker in connection with this Lease and this Amendment, and each party agrees to hold the other harmless and indemnify the other against all damages, claims, losses and liabilities, including legal fees, if such warranty or representation is untrue.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as a sealed instrument as of the date first written above.

LANDLORD

NORTH RIVER II LLC
a Delaware limited liability company
By: NORTH RIVER II MANAGER LLC
a Delaware limited liability company
Its Manager

By:	/s/ Christopher H. Pachios
Name:	Christopher H. Pachios
Title:	Vice President

TENANT

FINCH THERAPEUTICS, INC.

By:	/s/ Andrew Noh
Name:	Andrew Noh
Title:	COO

EXHIBIT B-2

FIRST ADDITIONAL PREMISES A

[See Attached]

FIRST ADDITIONAL PREMISES A

EXHIBIT B-3

FIRST ADDITIONAL PREMISES B

[See Attached]

FIRST ADDITIONAL PREMISES B

EXHIBIT B-4

INITIAL DEMISING WORK FIRST ADDITIONAL PREMISES A

1.	Demolition of existing demising wall.

2.	Demolition of existing ACT ceiling.

3.	Minor electrical demolition

4.	Construct new demising wall for freezer room per the sketch Exhibit B-2. Wall to have thermafiber insulation and (1) side to have foil backed drywall. Second side to be typical 5/8 FC drywall board.

5.	New doorway:

a.	Layout and cut existing corridor wall for new entry door.

b.	Furnish and install 6’x8’KD welded frame unit.

c.	Furnish and install (2) 3’x8’ custom stained rift oak doors.

d.	Furnish and install new hardware to match existing double door units in the building.

e.	Patch back existing stone base at left and right side of new door frame.

f.	Prep and patch existing drywall around new frame.

6.	Trucking and dumping of debris.

7.	Lift rental.

EXHIBIT C

FIRST ADDITIONAL PREMISES B IMPROVEMENTS

The following shall be a list of certain improvements to First Additional Premises B. This list is not inclusive of all improvements which shall be completed in connection with the build out of First Additional Premises B.

•	Install a pad by the loading dock of sufficient size to handle any necessary condensers and generator.

•	Run an exhaust pathway (approximately 3x5 plus enclosure) through the stacked storage closets, out to the roof, in a way to meet necessary code.

•

Install side of building air intakes at first floor level. These supply intakes can be routed through the metalwork above windows on the Northeast side (“front”) of the building, or on the Northwest side (end of building facing back parking lot), or both.

•

Run pathway over the tenant’s and/or common space for supply and return air ducts, and route supply and/or return air ducts through the metal work above a window or windows, for multiple ducts. These ducts are part of the air intake system described in the point above.

•

Run pathway over other tenants’ and/or common space for supply and return coolant piping to connect the two parts of one or more split HVAC systems (those systems would be split between the pad near the loading dock and space in the First Additional Premises B footprint).

•	Trench for Chip Tank neutralization and for any other routine plumbing requirements.

•	Build second double-door between space and hallway that leads to loading dock.